Exhibit 99.1

Press Release

October 18, 2004

FOR IMMEDIATE RELEASE

Investor Contact:

Peter Mainz

Chief Financial Officer

Sensus Metering Systems

919-845-4017

Peter.Mainz@sensus.com

Sensus Metering Systems Reports Amendment
to Credit Agreement

Successful Reduction of Senior Credit Facilities
Interest Rate Margin

RALEIGH, NORTH CAROLINA - Sensus Metering Systems (Bermuda 2) Ltd., together with its subsidiaries, referred to herein as the Company, a leading provider of advanced metering and related communications solutions to the worldwide utility industry, today reported it has amended its senior credit agreement to, among other things, reduce the interest rates charged by the consortium of lenders under the Company’s term loan facility.

The Company currently has $227 million of term debt outstanding under the senior credit facility, which is comprised of a $197 million U.S. term loan facility and a $29.6 million European term loan facility. The term loan facility was drawn on December 17, 2003 and will mature on December 17, 2010.

Borrowing costs under the term loan facility are based on variable rates tied to the London Interbank Offered Rate (“LIBOR”) plus a specified margin, or the greater of the Prime Rate and the Federal Funds Effective Rate (“Alternative Base Rate”) plus a margin. Under the terms of the repricing amendment, the margin on rates linked to LIBOR is reduced to 2.5% from 3.0% and the margin on rates linked to the Alternative Base Rate is reduced to 1.5% from 2.0%. Based on the Company’s current borrowings at the LIBOR-based rate, the Company’s new effective borrowing rate is 4.4%.

The repricing amendment, which is effective as of October 14, 2004, also includes a one-year prepayment pricing protection mechanism, and expands the options available to the Company for investing its excess cash.

Peter Mainz, the Company’s Chief Financial Officer, stated, “We appreciate the cooperation and support of our bank group as demonstrated in this repricing amendment. We anticipate that annual interest expense will be lower under the reduced rates by approximately $1.1 million, assuming borrowing levels and prevailing rates at September 30, 2004.”

ABOUT SENSUS METERING SYSTEMS

The Company is a leading world-class provider of high-value metering and Automatic Meter Reading (AMR) solutions for water, gas, electric, and heat utilities, as well as sub-metering entities worldwide. Additional linked businesses include Smith-Blair, Inc. a leading provider of pipe clamp & coupling products for the water, gas, and industrial markets; and Sensus Precision Die Casting, Inc., a producer of complex, high quality die castings.  For more information, please visit the company’s web site at www.sensus.com.

All statements in this release, other than historical facts, are made in reliance on the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are subject to change at any time.  These statements reflect the Company’s current expectations regarding its financial position, revenues, cash flow and other operating results, business strategy, financing plans, forecasted trends related to the markets in which the Company operates, legal proceedings and similar matters. The Company cannot assure you that the expectations expressed or implied in these forward-looking statements will turn out to be correct. The Company’s actual results could be materially different from its expectations because of various risks. These risks, some of which are discussed under the caption “Risk Factors-Risks Relating to Our Business” in the Company’s Registration Statement on Form S-4 (SEC File No. 333-113658) filed with the Securities and Exchange Commission, includes its dependence on new product development and intellectual property, and its dependence on independent distributors and third party contract manufacturers, its substantial financial leverage, debt service and other cash requirements, liquidity constraints and risks related to future growth and expansion. Other important risks that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, in the Company’s ability to integrate acquired companies, general economic and business conditions, competition, adverse changes in the regulatory or legislative environment in which the Company operates, and other factors beyond the Company’s control.